Exhibit 10.36

1414 Harbour Way South Richmond, CA 94804 Office: 510-984-1761 Fax: 510-927-2647

February 25, 2016

Nathan Harding

5459 Boyd Avenue

Oakland, CA 94618

Re:	Terms of Separation

Dear Nate:

This letter confirms the agreement (“Agreement”) between you, Ekso Bionics Holdings, Inc. (“EBHI”), and Ekso Bionics, Inc. (“Ekso Bionics” and together with EBHI, the “Company”) concerning the terms of your separation and offers you the separation compensation discussed in exchange for a general release of claims and covenant not to sue.

1.          Separation Date: February 23, 2016 was your last day of employment with the Company (the “Separation Date”). Accordingly, effective on the Separation Date, you hereby resign as an employee, officer and director of EBHI and Ekso Bionics and from any other position you may hold with the Company or any of its subsidiaries. Your separation shall be characterized as a voluntary resignation.

2.          Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on February 24, 2016 the Company provided to you a final paycheck in the gross amount of $48,123.46, less applicable withholdings and deductions, for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other compensation in any form; provided, however, in the event that a bonus for the year ended December 31, 2015 is determined by the Compensation Committee to be payable to Messrs. Looby or Scheder-Bieschin pursuant to the terms of the 2015 short term incentive plan for the Company’s executive officers, then you will be entitled to be paid an equivalent bonus for 2015, which payment will be made to you promptly following the date of such Compensation Committee determination.

3.          Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in paragraphs 7 and 8 below and your other promises herein, the Company agrees to provide you with the following separation compensation (“Separation Compensation”):

Harding, Nathan

a.           Severance: The Company agrees to pay you, following the Effective Date (as defined in paragraph 17 below) of this Agreement, salary continuation at your base salary currently in effect for a period of twelve (12) months commencing on the Separation Date (the “Severance Period”), in the total amount of $275,000.00, subject to the Company’s regular payroll practices and required withholdings, and

b.           Stock options: Each of your previously granted stock options, which are set forth on Exhibit A hereto (collectively, “Equity Awards”), that would first have become vested or exercisable during the Severance Period if you continued to be employed by the Company shall become vested and exercisable on the Separation Date, and all exercisable Equity Awards (including those with accelerated exercisability) shall remain exercisable until February 23, 2022 or, if earlier, until the latest date upon which the Equity Awards could have been exercised in any circumstance under the original award (the “Latest Expiration Date”), and

c.           Benefits: Your COBRA continuation coverage period, up to a maximum of eighteen months, will commence on the Separation Date. If you accept this Agreement, and elect to continue your participation in the Company’s group health and vision insurance plans by signing and returning the form provided to you, and in additional consideration for your acceptance of this Agreement, the Company will continue to make the employer contribution to the cost of your continued participation in the Company’s group health and dental insurance plans for the first twelve months of your COBRA continuation coverage period. Thereafter, you will cease to be eligible to participate in the Company’s group health and vision insurance plans, and your participation in such plans will terminate, except to the extent that you elect to continue your coverage at a rate of 102% of the applicable full premium for the remainder of your COBRA continuation coverage period.

By signing below, you acknowledge that you are receiving the Separation Compensation set forth in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the Separation Compensation.

4.          Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5.          Confidential Information: You hereby acknowledge and agree that you are bound by the attached Confidential Information and Invention Assignment Agreement (Exhibit B hereto), and that the restrictions concerning interference with business, use of confidential and proprietary information, assignment of inventions and patents, and confidentiality set forth in Sections 5, 6 and 7 of the Employment Agreement dated January 15, 2014 between you and EBHI (the “Employment Agreement”), shall survive after the Separation Date and that both agreements remain in full force and effect in accordance with their terms. You further acknowledge and agree that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Employment Agreement), that you will hold all Confidential Information in strictest confidence, and that you will not make use of such Confidential Information on behalf of any entity or person. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.

Harding, Nathan

6.           Cooperation:

a.	During the Severance Period, you agree to cooperate with the Company, as reasonably requested by the Company by responding to questions, executing documents, and cooperating with the Company and its accountants and legal counsel with respect to business issues, and/or claims and litigation of which you have personal or corporate knowledge. You agree that you shall make yourself available at reasonable times and upon reasonable notice to answer questions or provide other information within your possession as requested by the Company relating to the Company, its subsidiaries and/or their respective operations in order to facilitate the smooth transition of your duties to your successor.

b.	At the request of the Company, you agree to cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including without limitation any claims or actions against its officers, directors and employees. Your cooperation in connection with such actions or claims shall include, without limitation, your being available to meet with the Company or its designees in connection with any regulatory matters, to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and/or to act as a witness in connection with any litigation or other legal or regulatory proceeding affecting the Company, any of its subsidiaries or any of their officers, directors or employees.

c.	You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for the reasonable out-of-pocket expenses incurred by you at the Company’s request in complying with your obligations under this Section 6 (including travel costs). To the extent that the aggregate time spent by you in complying with your obligations under this Section 6 exceeds 40 hours in the aggregate, then you shall be entitled to an honorarium of $1,000 per day (or $200 per hour for a fraction of a day) spent by you providing the cooperation requested by the Company pursuant to this Section 6. Notwithstanding the foregoing, the provisions of this Section 6 with respect to reimbursement of expenses shall in no way affect your rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents and/or in accordance with this Agreement.

7.           General Release and Waiver of Claims:

a.           The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively, the “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

Harding, Nathan

b.           By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c.            You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802.

8.          Covenant Not to Sue:

a.           To the fullest extent permitted by law, at no time subsequent to the Effective Date of this Agreement will you pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against any of the Releasees, which is based in whole or in part on any matter covered by this Agreement.

b.           Nothing in this section shall prohibit you from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief.

c.           Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.          Nondisparagement: You agree that you will not disparage any of the Company, its subsidiaries or any of their products, services, officers or directors with any written or oral statement. The Company agrees that it will direct its officers, directors and agents not to make or publish any disparaging statements concerning you or your job performance while employed by the Company. Notwithstanding the preceding sentences, you and the Company’s officers, directors and agents shall testify truthfully if required to testify in any state or federal court or administrative or regulatory agency proceeding or investigation.

10.         Attorneys’ Fees: The Company will pay up to $2,000 of legal fees and disbursements reasonably incurred by you in connection with the negotiation of this Agreement, and the Company will pay such legal fees and disbursements directly to your counsel within thirty (30) days after the Company’s receipt of an invoice that you have approved from such counsel. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11.         Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

Harding, Nathan

12.         No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

13.         Indemnification: The Company acknowledges that the Executive Officer Indemnification Agreement dated May 9, 2014 between the Company and you is in full force and effect.

14.         Complete and Voluntary Agreement: This Agreement, together with the exhibits hereto and Sections 5 through (and inclusive) 21 of the Employment Agreement, which are incorporated by reference herein, constitute the entire agreement between you and the Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, and free of any duress or coercion.

15.         Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16.         Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original.

17.         Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the compensation to be paid to you pursuant to Paragraph 3 will be paid only at the end of that seven (7) day revocation period.

18.         Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).

Harding, Nathan

19.         Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Ekso Bionics Holdings, Inc.

By:	/s/ Max Scheder-Bieschin
Max Scheder-Bieschin
Chief Financial Officer

Ekso Bionics, Inc.

By:	/s/ Max Scheder-Bieschin
Max Scheder-Bieschin
Chief Financial Officer

READ, UNDERSTOOD AND AGREED

/s/ Nathan Harding	Date: Feb. 25, 2016
Nathan Harding

EXHIBIT A

Outstanding equity awards

1.	Options to Purchase 266,665[1] shares of Common Stock granted April 24, 2012

2.	Options to Purchase 20,513[1] shares of Common Stock granted July 25, 2013

3.	Stock Option Agreement dated as of January 15, 2014 with respect to 900,000 shares of Common Stock

4.	Stock Option Agreement dated as of June 11, 2015 with respect to 500,000 shares of Common Stock

1 Reflects the number of shares subject to the options after taking into account the adjustment of such number of shares as a result of the January 15, 2014 merger of a wholly-owned subsidiary of Ekso Bionics Holdings, Inc. with and into Ekso Bionics, Inc. (the “Merger”) based on the conversion ratio used in the Merger of 1.5238.

EXHIBIT B

CONFIDENTIAL INFORMAITON AND INVENTION ASSIGNMENT AGREEMENT

Effective January 15, 2015